Exhibit 5.1

Opinion of Cohen & Gresser LLP

November 16, 2021

LivePerson, Inc.
530 7th Avenue, Floor M1
New York, NY 10018

Re:    LivePerson, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to LivePerson, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), on the date hereof. The Registration Statement relates to the registration by the Company of 665,909 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable on the exercise of Substitute Awards pursuant to the LivePerson, Inc. 2019 Stock Incentive Plan, as amended (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares registered pursuant to the Registration Statement to be issued by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreements for consideration in an amount equal to the exercise prices specified in the applicable award agreements, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,

    /s/ Cohen & Gresser LLP